Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise For-Sale Housing eFund – Washington DC, LLC of our report dated April 8, 2019, relating to the consolidated financial statements of Fundrise For-Sale Housing eFund – Washington DC, LLC as of and for the years ended December 31, 2018 and 2017.

/s/ RSM US LLP

McLean, Virginia

April 8, 2019